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                                                                      Exhibit i.

                                                               December 23, 1999

CIGNA Funds Group
100 Front Street, Suite 300
Worcester, MA  01601

Ladies and Gentlemen:

         As counsel to CIGNA Funds Group, a business trust organized under the laws of the Commonwealth of Massachusetts (the "Trust"), we have been asked to render our opinion in connection with the proposed issuance by the Trust of shares of beneficial interest of Money Market Fund, Large Company Stock Index Fund, Balanced Fund, Core Plus Fixed Income Fund, Emerging Markets Debt Fund, High Grade Fixed Income Fund, Foreign Stock Fund, Large Company Stock Growth Fund, Large Company Stock Value Fund, Small Company Stock Growth Fund, Small Company Stock Value Fund, and Ultra Core Plus Fixed Income Fund (the "Funds"), each of which is a series of the Trust and has been established and designated pursuant to Section 4.2 of Article IV of the Second Amended and Restated Master Trust Agreement of the Trust dated July 28, 1998, as amended by Amendment No. 1 dated October 29, 1999, certain of which are more fully described in the Prospectus and Statement of Additional Information contained in Post-Effective Amendment No. 63 under the Securities Act of 1933 to the Registration Statement of the Trust on Form N-1A (Registration No. 2-29020) to be filed by the Trust with the Securities and Exchange Commission (as amended, the "Registration Statement").

         We wish to advise you that we have examined such documents and questions of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing, we are of the opinion that:

         1. The Trust has been duly organized and is validly existing pursuant to the laws of The Commonwealth of Massachusetts; and

         2. The shares of beneficial interest of the Funds which are described in the foregoing Registration Statement will, when sold in accordance with the terms of the Prospectus and Statement of Additional Information in effect at the time of the sale, be legally issued, fully paid and non-assessable by the Trust.



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         We consent to a copy of this opinion being filed as an exhibit to the foregoing Registration Statement.



                                                Very truly yours,

                                                 /s/ Goodwin, Procter & Hoar LLP

                                                GOODWIN, PROCTER & HOAR LLP